FOR IMMEDIATE RELEASE

Neil G. Berkman Associates				Company Contact:
1900 Avenue of the Stars				Daniel Greenberg
Suite 2850              				Chairman & CEO
Los Angeles, CA  90067	     			Electro Rent Corporation
(310) 277-5162				            (818) 786-2525

	     ELECTRO RENT CORPORATION TO ACQUIRE THE
	COMPUTER AND TEST AND MEASUREMENT EQUIPMENT RENTAL
	 BUSINESSES FROM A DIVISION OF GE CAPITAL SERVICES

  VAN NUYS, CALIFORNIA, September 22, 1997 - Electro Rent Corporation (NASDAQ:ELRC) announced today that it has entered into a definitive agreement to acquire the computer and test and measurement equipment rental businesses of GE Capital Technology Management Services (TMS), a division of GE Capital Services, for $320 million in cash.

  The acquisition, which is expected to close by October 31, 1997, is subject to certain closing conditions, including termination of a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Daniel Greenberg, chairman and chief executive officer of Electro Rent, said, "We hope that the acquisition will be accretive to earnings after certain merger-related and integration costs have been accounted for in the periods following the closing." Greenberg noted that Electro Rent plans to continue the local support services currently provided by GE Capital TMS in major cities nationwide.

  GE Capital Services, a wholly owned subsidiary of General Electric Company, with assets over $227 billion, is a global, diversified financial services company with 27 specialized businesses.

  Electro Rent Corporation, with 500 employees and a rental equipment portfolio valued at over $140 million, provides short-term rental and leasing of personal computers, workstations and general purpose electronic test equipment. For the fiscal year ended May 31, 1997, Electro Rent reported net income of $24.1 million, or $1.94 per share, on revenue of $150.5 million.